Exhibit 99

Dollar General Corporation Appoints Debra A. Sandler to Board of Directors; Increases Board Size From Eight to Nine Directors

Increases Female Board Representation to One-Third

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 17, 2020--Dollar General Corporation (NYSE: DG) announced the appointment of Debra A. Sandler to its Board of Directors effective April 1, 2020.

“On behalf of Dollar General and its Board of Directors, I am excited to welcome Debra to our team,” said Michael Calbert, Dollar General’s chairman of the board and chairman of the nominating and governance committee. “We are confident that Debra’s numerous leadership roles and extensive experience will provide considerable insights and contributions to support Dollar General.”

Sandler’s addition to the Company’s Board of Directors will increase the total number of directors from eight to nine, increase its female board representation to one-third and bring its blended gender and racial diversity rate to 44 percent. She will serve on the Board’s nominating and governance committee.

Sandler currently serves as President and Chief Executive Officer of La Grenade Group, LLC, a marketing consultancy that serves packaged goods to companies operating in the health and wellness space, a role she has held since September 2015. Since April 2018, Sandler has also served as Chief Executive Officer of Mavis Foods, LLC, a startup she founded that makes and sells Caribbean sauces and marinades. Previously, Sandler served seven years with Mars, Inc. with roles including Chief Health and Wellbeing Officer; President, Chocolate North America; and Chief Consumer Officer, Chocolate. She also previously held senior leadership positions with Johnson & Johnson including serving as Worldwide President for McNeil Nutritionals LLC, a fully integrated business unit within the Johnson & Johnson Consumer Group of Companies. She began her career in 1985 with Pepsico, Inc., where she served for 13 years in a variety of marketing positions of increasing responsibility. Sandler has also served on the boards of Gannett Co., Inc. since June 2015 and Archer Daniels Midland Company since May 2016.

For additional information, photographs or items to supplement a story, please visit the Dollar General Newsroom or contact the Media Relations Department at 1-877-944-DGPR (3477) or via email at dgpr@dg.com.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 16,278 stores in 44 states as of January 31, 2020. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

Contacts

Investor Contacts:
Donny Lau: (615) 855-5591
Kevin Walker: (615) 855-4954

Media Contacts:
Crystal Ghassemi: (615) 855-5210